Tax Saving Capital Accumulation Plan


You Will Find Information About:            On Page:

What TAXCAP Offers You . . . . . . . . . . . . . 155


Who Can Join The Plan. . . . . . . . . . . . . . 156


When You May Join The Plan . . . . . . . . . . . 156


How Much You May Defer . . . . . . . . . . . . . 156


How Your Deferrals Can Reduce Your Current
  Taxes  . . . . . . . . . . . . . . . . . . . . 157


How Much HP Contributes. . . . . . . . . . . . . 157


How Your TAXCAP Account Is Invested. . . . . . . 157


When Payouts Are Made. . . . . . . . . . . . . . 159


How You Can Borrow From Your Account . . . . . . 161


Special Rules For Acquisition Employees . . . .  162


How to Make Changes or Receive Your Money. . . . 163


How To Claim Benefits  . . . . . . . . . . . . . 164


If a Claim Is Denied . . . . . . . . . . . . . . 164


How You Can Make Rollover Contributions. . . . . 164


What Circumstances Can Affect Your Benefits  . . 165


How The Plan Is Funded . . . . . . . . . . . . . 167


How The Stock Purchase Plan Compares To TAXCAP . 168
                       154

What TAXCAP Offers You

Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The Company offers the Hewlett-Packard Company Tax Saving Capital Accumulation
Plan (TAXCAP), as an integral part of the Hewlett-Packard Retirement Program to help you accumulate personal savings for retirement.

TAXCAP provides you an incentive to save regularly for retirement on a pretax basis and gain additional contributions from HP.


The Plan in Brief

HP administers and sponsors TAXCAP. HP determines eligibility for participation and benefits, interprets the Plan and authorizes transactions.

Fidelity Investments (Fidelity), a group of affiliated financial service companies, is the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services. Headquartered in Boston, with 75 branches nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages more than $240 billion for more than ten million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

If you are a regular full-time or regular part-time employee, you become eligible to join TAXCAP on the first February 1, May 1, August 1, or November 1 which is one year after your original hire date. You may also join the first of any month after you have satisfied the eligibility requirements.

Effective November 1, 1993, under TAXCAP, generally you can elect to have HP defer one to eight percent of your pay into your TAXCAP account through payroll deductions. However, if your plan year compensation is less than an amount defined by federal tax laws
($62,345 for the plan year ending July 31, 1993), you can defer up to 12 percent for the following plan year
(beginning August 1, 1993). You will be informed on your first earnings statement in August of each year whether your TAXCAP limit is eight percent or twelve percent.

You may participate in both TAXCAP and the Stock
Purchase Plan.  If you contribute to the Stock Purchase
Plan at five percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at 6 percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed ten percent.

HP contributes $1 for every $1 you contribute of the first one percent, two percent or three percent of your pay. HP contributes $.50 for every $1 you contribute on the next two percent of your pay. Contributions above five percent of your pay are not matched by HP.

You choose how you want to invest your TAXCAP account among seven options: six mutual funds from the Fidelity family of funds plus the HP Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

Saving in TAXCAP reduces your current income taxes.
This is because deferrals to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP.

TAXCAP is offered to help you meet your long range retirement goals. Your full account value is paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee.

The following pages describe the main provisions of TAXCAP. The ERISA Information section of this book contains administrative details and other information about the Plan.

The following special terms used to describe the provisions of the Plan are more fully defined in the Glossary.

  defer or deferrals

  fiscal quarter

  fiscal year

  pay

  Pension Benefit Guaranty Corporation (PBGC)

  TAXCAP

  valuation date

  vested

  years of service


                       155


Who Can Join The Plan

You are eligible to join the Plan only if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join the Plan if you are classified in any other employment status. If you meet the eligibility requirements, you may enroll in the Plan-- enrollment is not automatic.


When You May Join The Plan

You may join TAXCAP at the beginning of any month, starting with the first entry date one year after your original hire date. Entry dates are February 1, May 1, August 1, and November 1. Your Entity or Regional
Personnel Department will let you know when you first become eligible.

For Example:

If your hire date is May 3, 1993, (the first business day of the quarter), you may first enroll on May 1, 1994, your first entry date. If you choose not to enroll on May 1, 1994, you may enroll as of the first day of any following month.

You can enroll in TAXCAP via HP's Telephone Activated
Benefits System--TABS.  TABS phone number is 800-262-
TABS or Telnet 857-TABS. When you call TABS you must enter your desired deferral percentage and specify the investment mix you want in whole percent increments.
Investment mixes must total 100 percent. Once you have enrolled in TAXCAP via TABS, your participation will begin in the first pay period after you become eligible.



Your Beneficiary

Once you enroll via TABS, you should also name a beneficiary to receive your TAXCAP benefits at your death. A beneficiary form can be obtained from your Entity or Regional Personnel Department or service center. If you are married, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, federal law requires that you obtain your spouse's written consent. This consent must be witnessed by a Plan representative or a notary public. If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to your Entity or Regional Personnel
Department.

If you do not name a beneficiary--or if your beneficiary is not living at the time of your death-- payment of your TAXCAP account will be made, in the following order, to:

  your surviving spouse

  your surviving children--in equal portions

  your surviving parents--in equal portions

  your estate


How Much You May Defer

You may defer up to eight percent or twelve percent of your pay. You will be informed on your earnings statement for the July 31 pay period the maximum percentage you are eligible to defer for the following
Plan year. Generally, pay is your regular wage or salary, including commissions and shift differential, but not including overtime or bonuses. Pay is defined more completely in the Glossary.

You may participate in both TAXCAP and the Stock
Purchase Plan.  If you contribute to the Stock Purchase
Plan at five percent or less, you may contribute to TAXCAP as described above. If you contribute to the Stock Purchase Plan at six percent or more, your TAXCAP and Stock Purchase Plan contributions cannot exceed ten percent. See the following table for contribution limits:

 Stock Purchase        TAXCAP           Combined
  Contribution         Maximum          Maximum
      (%)            Contribution     Contribution
                         (%)              (%)

 10                 O                 10
 9                  1                 10
 8                  2                 10
 7                  3                 10
 6                  4                 10
 5                  12 or 8*          17 or 13*
 4                  12 or 8*          16 or 12*
 3                  12 or 8*          15 or 11*
 2                  12 or 8*          14 or 10*
 1                  12 or 8*          13 or 9*
 0                  12 or 8*          12 or 8*


*The higher limit applies to you only if your TAXCAP
Plan Year compensation is less than an amount defined by federal tax laws ($62,345 for the Plan year ending
July 31, 1993).

                       156

You may change your deferral rate any pay period. You can stop your deferrals at any time. However, when your deferrals stop, so do HP's contributions. Once you have stopped, you can resume your deferrals as of any February 1, May 1, August 1, or November 1. Your deferrals are paid into the trust and invested in your designated investment options on the scheduled HP paydays.

How Your Deferrals Can Reduce Your Current Taxes

Federal and most state income taxes are based on the portion of your pay remaining after your deferrals have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

For Example:

Assume your annual pay is $35,000 and you elect to defer 6 percent in TAXCAP. Your annual deferral will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is because you are deferring $2,100 in the Plan before taxes.

As of late 1993, the state of Pennsylvania and some cities are the only tax-levying entities that consider your contributions to be part of your taxable income.
Your contributions are also subject to FICA (Social
Security withholding tax).


How Much HP Contributes

HP contributes $1 for every $1 you contribute of the first one percent, two percent or three percent of your pay. HP contributes $.50 for every $1 on the next two percent you defer in the Plan. Contributions above five percent are not matched by HP. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

 Your Contributions         HP Contributions
 1 percent of your pay      1 percent of your pay
 2 percent                  2 percent
 3 percent                  3 percent
 4 percent                  3 1/2 percent
 5 percent                  4 percent
 6 percent or more          4 percent


HP's contributions are paid into the trust and are invested in your designated investment options after the end of each fiscal quarter. HP's contributions will be added to your account if you:

  Are an employee on the last business day of the fiscal quarter.

  Retired from HP during the fiscal quarter at age 55 or older with at least 15 years of service, as defined in the Retirement Plan.

  Died during the fiscal quarter.


How Your TAXCAP Account Is Invested

You can choose to invest the money in your TAXCAP account among the seven investment options described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or you can divide it among the seven options, in any whole percentage combination.
Investment mixes must total 100 percent.

For Example:

You can choose to invest 100 percent in one option or choose to invest 15 percent in one option, 64 percent in another, 16 percent in a third, and five percent in a fourth.

After the end of each pay period, your deferrals are invested as you choose. In the following paragraphs, the options are described beginning with the most conservative and ending with the most aggressive.

  Fidelity Retirement Money Market Portfolio--
  Retirement Money Market Portfolio is a money market fund. It seeks as high a level of current income as is consistent with the preservation of principal and liquidity. It invests in high-quality, U.S.
  dollar-denominated money market instruments of U.S.
  and foreign issuers. While the Portfolio seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Portfolio is not insured or guaranteed by the U.S.
  government.  The Portfolio's yield will fluctuate.
  Retirement Money Market Portfolio is a conservative, relatively low-risk investment.

  Fidelity Intermediate Bond Fund--Intermediate Bond
  Fund is an income fund. It seeks a high level of current income by investing primarily in high and medium grade fixed income obligations. These fixed income obligations include corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

                       157


  Fidelity U.S. Equity Index Portfolio--U.S. Equity
  Index Portfolio is a growth and income fund. It seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The Portfolio's share price and return will fluctuate.

  Fidelity Growth & Income Portfolio--Fidelity Growth &
  Income Portfolio is a growth and income fund. It seeks long-term capital growth, current income and growth of income. It invests primarily in the securities of companies with the potential for growth of earnings while paying current dividends.
  Consistent with the objective, the Portfolio's manager will generally sell securities of companies for which dividends fall to a level lower than the yield of the S&P 500. The Fund's share price, yield, and return will fluctuate.

  Fidelity Magellan Fund--Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser known companies with potentially above-average growth potential and a correspondingly higher level of risk.
  Securities may be of foreign and domestic companies.
  The Fund's share price and return will fluctuate.

  Fidelity Contrafund--Fidelity Contrafund is a diversified growth fund. It seeks capital appreciation. It invests in the securities of companies that are believed to be undervalued or out of favor with the market. Contrafund invests in the common stock and securities convertible into common stock of all types of companies, and in all industries. Contrafund generally invests in smaller to medium size companies which may carry a higher degree of risk. From time to time, international securities may be purchased by the Fund. When market conditions warrant, the Fund may also invest temporarily in debt securities. The Fund's share price and return will fluctuate.

  Hewlett-Packard Stock Fund--The Hewlett-Packard Stock
  Fund enables you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard
  Common Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the five-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP participant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

If you do not specify how your account is to be invested when enrolling through TABS, the entire amount will automatically be invested in the Fidelity
Retirement Money Market Portfolio which is the most conservative investment. This also applies when you enroll through the TAXCAP activity form.

Once you have enrolled in TAXCAP you may change your investment mixes for future contributions in one percent increments as often as you feel necessary by calling Fidelity at their toll free number
800-457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.


Fund Information

To obtain your current account balances or performance and investment information about the Fidelity funds offered in TAXCAP, call the Fidelity toll-free automated phone line at 800-457-4015, 24 hours a day, seven days a week. To access your account, you must have your Social Security number, and your Personal
Identification Number (PIN) with Fidelity. To establish a Fidelity PIN, you will need to pass the security check by providing your Social Security number, your date of birth, and your employee number
(eight digits--you must enter leading zeros). The fund codes are:


 Fidelity Retirement Money Market Portfolio    0630
 Fidelity Intermediate Bond Fund               0032
 Fidelity U.S. Equity Index Portfolio          0650
 Fidelity Growth & Income Portfolio            0027
 Fidelity Magellan Fund                        0021
 Fidelity Contrafund                           0022
 HP Stock Fund                                 8655


                       158


To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can call the same toll-free number, 800-457-4015. A Fidelity representative is on duty from 8:30 am to 8:00 pm
Eastern Time.  FIDELITY REPRESENTATIVES CAN ONLY GIVE
INFORMATION ABOUT THE FUNDS AND LIMITED PLAN
INFORMATION.  THEY CANNOT PROVIDE FINANCIAL ADVICE.

If you have a hearing impairment, you can call Fidelity toll-free at 800-835-5089 to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 am to 8:00 pm Eastern Time.



Quarterly Participant Statements


Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity and administrative costs since the last statement and the total value of your account.

The information provided includes:

  the beginning balance, which is the closing balance from the previous statement investment performance (gains or losses)

  investment elections (mixes)

  any fund exchange activities that you authorized for the quarter your deferrals for the quarter

  loan information

  HP's contributions for the quarter

  your ending balance

  administrative costs

Administrative costs for TAXCAP include administrative costs for both Fidelity and TAXCAP Administration in HP
Corporate Offices. The costs are divided among participants based on the number of individuals enrolled in the Plan. The administrative costs are expected to be $18 to $20 per participant, per year and are a line item on the TAXCAP quarterly participant statement.


How You Vest in Your Account

You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your deferrals, HP's contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.


When Payouts Are Made

The primary purpose of TAXCAP is to help you meet your retirement goals. Therefore, your account value is only payable when you leave HP or die. EXCEPTIONS:
While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age
59 1/2, you can withdraw all or part of your account.


When Your HP Career Ends

The full value of your TAXCAP account is payable when you leave HP or die.

You must elect a distribution option on the TAXCAP
Payment Application at Termination of Participant form before you leave HP. The distribution options you have are:

  lump sum amount in cash

  HP stock and cash (only available if you are invested in the HP Stock Fund)

  a direct rollover from TAXCAP to a Fidelity
  Investments Individual Retirement Account (IRA)

  a direct rollover from TAXCAP to any other Individual
  Retirement Arrangement or another qualified plan

If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over. If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution and any loan amount outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.


                       159


If you elect a direct rollover to a Fidelity
Investments IRA and if Fidelity does not receive a completed Fidelity Rollover Application form from you within 60 days of your election, your account will be liquidated. A check will be mailed to you payable to Fidelity Investment for your benefit.

If you elect to be paid in HP stock for your investments in the HP Stock Fund, you will receive an HP stock certificate for the equivalent number of whole shares in your HP Stock Fund. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash. This distribution is subject to the mandatory 20 percent federal income tax withholding.
However, income tax will be withheld only to the extent that cash is available.

If you do not make a distribution election within 60 days after the time of termination and your account balance is $3,500 or less, or your account balance exceeds $3,500 and you have a loan outstanding, then your full account balance will default to payment in cash and the 20 percent mandatory federal income tax withholding will apply.

If you do not elect a form of payment at the time of termination and your account balance exceeds $3,500, and you have no loan outstanding, distribution of your account balance will not be made until TAXCAP
Administration receives a signed TAXCAP Payment
Application at Termination of Participant form.

Any benefit paid from the Plan will be based on the valuation date immediately following the next HP payday after Fidelity's receipt of your claim from HP. See the Glossary for the definition of "valuation date" for TAXCAP.


While You Are an HP Employee--Age 59 1/2 and Hardship
Withdrawals

Withdrawals from TAXCAP are available after age 59 1/2.
After you reach age 59 1/2, you may withdraw all or part of your account. The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The maximum withdrawal amount available is specified by IRS Regulations. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

  Unreimbursed medical expenses for you, your spouse or dependents.

  Purchase or construction of your principal residence.

  Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

  Prevention of eviction from or foreclosure on the mortgage on your principal residence.

  Funeral expenses of a family member.

As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two
TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your deferrals into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS.

The minimum withdrawal amount is the lesser of $1,000 or all that is available. All withdrawals are subject to mandatory twenty percent federal income tax withholding unless directly rolled over. Hardship withdrawals may be subject to a ten percent early withdrawal tax penalty. There are exceptions to the ten percent tax penalty so you should consult your accountant or tax advisor. Withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

To request a withdrawal, call Fidelity at 800-457-4015 for your maximum available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP
Administration, 3000 Hanover Street, Palo Alto,
California, 94304, MS 20BAX.

In-service withdrawal requests are processed each business day by TAXCAP Administration, and checks are issued from Fidelity within seven business days after the application is received by TAXCAP Administration.

Special rules apply for in-service withdrawals for acquisition employees, (see page 162 for details).

                       160


How You Can Borrow From Your Account

While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, personal or Family and Medical Leave Act leave of absence, or receiving benefits under the Income Protection Plan.

The maximum amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

This chart shows the maximum outstanding loan amount you may have at any one time.

 If your TAXCAP account        The maximum/outstanding
      balance is...               loan amount is...

 $2,000-$100,000                50 percent of
                               account balance

 $100,000+                         $50,000

To initiate a loan, call Fidelity at 800-457-4015.
Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.).

Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan.

Once the details of the loan transaction have been agreed to and confirmed by phone, the Fidelity representative will generate a TAXCAP Loan Agreement and Promissory Note that will be mailed to your home address on file at Fidelity. Upon receipt of the TAXCAP Loan Agreement and Promissory Note, you must review the information to make sure everything is correct. The loan amount will be liquidated from your account on the same day that you call (if the call is received at Fidelity before 4:00 p.m. Eastern Time).
Your loan check will automatically be generated from Fidelity and mailed to your home address on file at Fidelity on the second business day after the original call from you to initiate the loan. There is endorsement disclosure information on the back of the loan check that states by endorsing the loan check, you have entered a legally binding contract with TAXCAP, and that you have agreed to all the terms and conditions under the loan provisions in the Hewlett-
Packard Company Tax Saving Capital Accumulation Plan.
If the terms in the TAXCAP Loan Agreement and Promissory Note are not correct, do not sign, cash or deposit your loan check. Call a Fidelity plan representative immediately at 1-800-457-4015.

Special rules apply for loans for acquisition employees, (see page 162 for details).


How Your Loan Is Funded

Your loan will be funded through the sale of your TAXCAP investments in the following order:

     Fidelity Retirement Money Market Portfolio
     Fidelity Intermediate Bond Fund
     Fidelity U.S. Equity Index Portfolio
     Fidelity Growth & Income Portfolio
     Fidelity Magellan Fund
     Fidelity Contrafund
     Hewlett-Packard Stock Fund


For Example:

You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Retirement Money Market Portfolio,
$10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Retirement Money Market
Portfolio and the remaining $5,000 will come from your Intermediate Bond Fund.


How You Repay Your Loan

You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one, two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday.
Payroll deductions CANNOT be discontinued until the loan is fully repaid.


Loan Prepayment

If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of certain personal leaves of absence.

To initiate a prepayment, you can call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process.
The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.

                       161

If you want to have your prepayment effective for the end of the current month, you must call Fidelity on or before the second payday of the month. If the request is made after this date, Fidelity will inform you that the prepayment will be effective for the next month.

Once you have agreed to the terms of the prepayment, Fidelity will process your loan prepayment application and send it to you. Upon receipt of the application, you must sign it, attach a money order, cashier's check or HP Credit Union teller check--payable to Fidelity
Investments--and send both the application and check to TAXCAP Administration in HP Corporate Offices.

In order to have your prepayment effective in the current month, TAXCAP Administration must receive the completed application and check from you on or before the last business day of the month. If your application is received after this time, the prepayment application is void. All prepayment applications received by TAXCAP Administration by the last business day of the month will be forwarded to Fidelity. Fidelity will process your loan prepayment on the following payday.
The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund. The next statement that you receive will reflect that your loan is paid in full.

If you are transferring to a foreign entity or to HP's
Flex Force as an On-Contract or On-Call employee, you must prepay your loan in full prior to transfer.


Loan Repayment Due to Leave of Absence

IRS restrictions regarding loans prohibit the employee from defaulting on a loan. The loan MUST be repaid per the terms of the loan. If you are going on a medical leave of absence and you have an outstanding TAXCAP loan, you do not have to prepay your loan unless you so desire. However, if you are taking a military or personal or Family and Medical Leave Act leave, you must prepay ALL anticipated missed payments during your leave. In some instances, you may be required to prepay the entire loan before being granted time off for a leave.

The loan repayment procedure for leaves is as follows.
You and your personnel representative will determine the amount of the repayment. Personnel will forward your money order, cashier's check, or HP Credit Union teller check--made payable to Fidelity Investments--to
TAXCAP Administration for review and processing on the last business day of each pay period. Fidelity will process the repayment on the payday following receipt.
Your repayments will either be entered as individual payments (if payroll deductions were just interrupted and you will be returning from leave) or as a lump sum
(if the amount is a full repayment). If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according to your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.


Loan Outstanding at Termination

If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan--including the outstanding loan amount and interest due--is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual
Retirement Arrangement (IRA) or another qualified plan within 60 days of the distribution.


Special Rules for Acquisition Employees

If you were formerly employed by Avantek, AOT or Colorado Memory Systems (CMS) and had money transferred from the Avantek, AOT or CMS plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in installments or various annuity forms of benefit--single life, joint and survivor or term certain annuities. Former Avantek and CMS plan participants may also elect an in-service withdrawal of any money formerly attributed to a "rollover account" in the Avantek and CMS plan.

Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

Loan requests for acquisition employees will be processed through TAXCAP Administration on a daily basis. Acquisition employees can call Fidelity at 1-800-457-4015 to request a loan application. Fidelity will mail the application to the home address on file.
You will need to check the appropriate marital status on the application, sign the application, and, if you are married, have your spouse sign the consent for the withdrawal and have the spousal consent form witnessed by either a plan representative or a notary public.
The completed forms need to be mailed to TAXCAP
Administration at Corporate offices for processing.
TAXCAP Administration will review the application for accuracy and release the loan for processing by Fidelity. Fidelity will issue the loan check on the next business day after the loan application has been approved and released by TAXCAP Administration.

                       162


How to Make Changes or Receive Your Money

This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from you account.

If You Want To...         You Need To...


Enroll in the Plan.       Call TABS at 800-262-TABS or
                          Telnet 857-TABS and enroll
                          in TAXCAP.  You must enter
                          your desired TAXCAP deferral
                          percentage and specify the
                          investment mix you want in
                          whole percent increments.
                          Investment mixes must total
                          100 percent.  Once you have
                          enrolled in TAXCAP, your
                          participation will begin in
                          the first pay period after
                          you become eligible.  It is
                          your responsibility to
                          complete a beneficiary
                          designation form for TAXCAP
                          and return it to your
                          personnel representative upon
                          enrollment.

Change your deferral      Call TABS and make the
percentage.               desired TAXCAP deferral
                          percentage changes. TABS will
                          tell you when your changes
                          will become effective.



Stop making deferrals     Call TABS and change your
into TAXCAP (that is,     deferral to 0 percent.  Your
change the percentage     deferral will stop as of the
to zero).                 first possible pay period
                          after you call TABS.  TABS
                          will tell you when your
                          deferrals will be stopped.

Resume making deferrals   Call TABS to re-enroll. TABS
to TAXCAP after you       will tell you when you are
have stopped.             eligible to begin deferrals
                          again.





Resume making deferrals   Take no action. Your
after a period of         deferrals will resume
suspension due to         automatically at the previous
a formal leave of         percentage when you
absence.                  return.  If you wish to
                          change your percentage or
                          cease deferrals entirely,
                          call TABS upon your return.
                          TABS will tell you when your
                          deferral amount will be
                          changed or stopped.

Change your               Complete a new beneficiary
beneficiaries.            form. If you are married and
                          your spouse is not named as
                          your sole beneficiary, your
                          TAXCAP account will be
                          distributed to your spouse
                          upon your death unless the
                          spousal consent section on
                          the beneficiary form is
                          completed. The change in
                          beneficiary will be effective
                          when the completed
                          beneficiary form is received
                          by your Entity or Regional
                          Personnel Department.

Apply for a withdrawal    Call Fidelity Investments at
after age 59 1/2.*        800-457-4015 to obtain an
                          application.  Once Fidelity
                          mails you the application,
                          sign it and send it to TAXCAP
                          Administration.

Apply for a hardship      Call Fidelity Investments at
withdrawal.*              800-457-4015 to obtain an
                          application.  Once Fidelity
                          mails you the application,
                          sign it and send it to TAXCAP
                          Administration.



Apply for a loan.*        Call Fidelity Investments at
                          800-457-4015 to initiate a
                          loan.  Once you have agreed
                          to the terms of your loan,
                          your account will be
                          liquidated for the loan
                          amount.  The TAXCAP Loan
                          Agreement and Promissory Note
                          and loan check will be mailed
                          to you.

Elect payout options.*    Complete a TAXCAP Payment
                          Application at Termination of
                          Participant form and return
                          it to your Entity or Regional
                          Personnel Department prior to
                          termination of employment
                          with HP.

*Special rules for acquisition employees apply here
(see page 162 for details).

                       163

The rules regarding beneficiary designations described at page 156 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new beneficiary form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

Special claim forms for former Avantek, AOT, and CMS plan participants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.


How To Claim Benefits

To receive payment of your TAXCAP account balance, you should complete and return the TAXCAP Payment
Application at Termination of Participant form to your Entity or Regional Personnel Department prior to leaving HP. A TAXCAP Payment Application at
Termination of Participant form is available from your Entity or Regional Personnel Department.

If information provided results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If
HP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

If a Qualified Domestic Relations Order has required the Plan to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account.
If HP determines that a person who is to receive benefits has become unable to handle them properly, HP may make any reasonable arrangement to distribute the benefits on the person's behalf.


If a Claim Is Denied

If all or part of a claim is denied, HP will notify the claimant (you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

  Why the claim was denied and the specific Plan provisions on which the denial is based.

  What additional information is needed and why.

  How to appeal the denial.

  The Plan's review procedure.

If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.


How to Appeal a Denied Claim

You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

Send the written request to:

Review Panel Under the Hewlett-Packard Company
Tax Saving Capital Accumulation Plan
3000 Hanover Street, 20BAX
Palo Alto, CA 94304


The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information.
HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.

The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.


You Cannot Assign Benefits

No action can be taken to assign your interest in the Plan or your account to anyone other than you.
However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations
Order as defined by law and approved by HP.


How You Can Make Rollover Contributions

If you are a newly hired or rehired employee, you may be able to make a rollover contribution to the Plan before you are otherwise eligible to enroll. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of the TAXCAP.

                       164

A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.

There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

  You are still in possession of this payout and less than 60 days have elapsed since the date the payout was received by you.

  You originally rolled the payout into a new and separate IRA.

See your Entity or Regional Personnel Department for a rollover contribution form if you think you are qualified.


If You Leave and Are Rehired

If you leave HP and are rehired, your eligibility to enroll will be measured from your original hire date, as if you had never left. It does not matter whether you had previously participated in TAXCAP or not.
Therefore, if less than a year has passed since your original hire date, you become eligible to enroll, after you are on HP's payroll, on the same entry date on which you would have been eligible when you were first hired. If more than a year has passed since your original hire date and you are already eligible to enroll when you return, you may enroll immediately or on the first day of any following month, after you are on HP's payroll.

Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.


What Circumstances Can Affect Your Benefits

The chart below describes situations which can affect your benefits.

This Situation             Has This Effect on Your
                           Account


You leave HP.              Your deferrals and HP's
                           contributions end.  You
                           elect a payout option of HP
                           stock, and/or cash, or
                           direct rollover to a
                           Fidelity Investments or
                           other IRA, or qualified plan
                           of your choice.  TAXCAP
                           termination distributions
                           are processed semi-monthly
                           after payout options have
                           been entered into HP's
                           payroll/benefits system.

You take an unpaid         Your deferrals and HP's
personal, medical,         contributions are suspended
military or Family         during leave of absence.
and Medical Leave          Your deferrals and HP's
Act leave of absence.      contributions resume
                           automatically once you
                           return to active employment
                           status.  You are not
                           eligible to take a loan
                           while on leave.

You are disabled and       You may continue your
on the HP Income           deferrals and HP's
Protection Plan,           contributions under TAXCAP.
integrating FTO            The amount contributed will
and in the first           be a percentage of both your
90 days of disability.     IPP benefits and the pay you
                           receive from HP while on
                           IPP.  You are not eligible
                           to take a loan while on IPP.

You are disabled and       As with FTO accrual, cash
have been on the Income    profit-sharing and the Stock
Protection Plan for 90     Purchase Plan, you will no
days.  You are still       longer be able to continue
integrating benefits.      deferrals to TAXCAP.  You
                           are not eligible to take a
                           loan while on IPP.




You die.                   Your deferrals and HP's
                           contributions end.  Your
                           beneficiaries may elect a
                           payout option of HP stock,
                           and/or cash or a direct
                           rollover to an IRA.  TAXCAP
                           termination distributions
                           are processed semi-monthly
                           after payment application
                           forms from the beneficiary
                           are received by TAXCAP
                           Administration.


                       165


When Your Participation Is Automatically Suspended

Your participation in TAXCAP is automatically suspended while you are on:

  a leave of absence without pay

  military leave

  a non-U.S. Hewlett-Packard payroll

  the HP Income Protection Plan after 90 days of disability (The suspension will start with the pay period after the 90th day. However, your deferrals before the 90th day will be eligible for HP's contributions.)

During this time, you cannot make deferrals and HP will not make any contributions to your account. Your account will continue to share in the performance of the investment options you have selected. Your deferrals will automatically resume when you return to active employment status.


How Your Deferrals May Be Limited

The Internal Revenue Code places a limit on the amount you may defer in TAXCAP during a calendar year. This limit is $9,240 for calendar year 1994. This limit does not include HP's contributions.

In addition, the IRS requires the Plan to pass a special test--called a non-discrimination test-- designed to ensure a fair mix of deferrals and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the deferral rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may defer may be reduced below 8 percent. You will be notified if you are affected by this test.


TAXCAP Participation Does Not Affect Your Other HP
Benefits

Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related-HP benefits, nor will participation affect future pay increases.


How Contributions May Be Limited

TAXCAP deferrals may only be taken from the first
$235,840 of covered compensation (that is, wages or salary, commissions and shift differential) in the plan year August 1, 1993 through July 31, 1994. The Omnibus
Budget Reconciliation Act of 1993 (OBRA) has reduced this covered compensation to $150,000 for the plan year beginning August 1, 1994. This limitation will be adjusted for cost of living by the Secretary of the Treasury.


Changing or Ending the Plan

Although HP expects to continue the Plan indefinitely, HP reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

Under present law, the Pension Benefit Guaranty
Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.


This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.


Income Tax Withholding

The Unemployment Compensation Amendments of 1992, imposes a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified plan.

If you request that any portion of your TAXCAP account balance be paid directly to you, you will have 20 percent of that distribution withheld as federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal -- but not a TAXCAP loan.

                       166


The Company will provide you with a statement entitled
TAXCAP Special Tax Notice Regarding Plan Payments whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

Special rules apply for payments made to individuals who live outside the U.S.


How The Plan Is Funded

HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants.
Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by HP.

All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.

                       167


How The Stock Purchase Plan Compares To TAXCAP


The following chart compares the Stock Purchase Plan to TAXCAP.

                        A Comparison


                Stock Purchase Plan   TAXCAP

Eligibility     Regular full-time     Regular full-time
                and regular part-     and regular part-
                time employees        time employees
                after one year of     one year after
                active service.       the original hire
                                      date.




Earliest Date   February 1, May 1,    February 1, May 1,
Participation   August 1, or          August 1, or
Starts          November 1, after     November 1, after
                meeting eligibility   meeting
                requirements.         eligibility
                                      requirements.

Employee        Generally 1 to 10     Generally 1 to 8
Contributions   percent of pay.       percent of pay,
or Deferrals    Combined maximum      or 1 to 12
(see table,     of 10 percent if      percent of pay
page 156)       you are in both       depending on your
                Plans, and deferring  TAXCAP annual
                more than 5 percent   compensation.
                in the Stock          (For combined
                Purchase Plan.        plan rules, see
                                      table on page
                                      156).

Company Shares  For every two         One dollar for
or Contri-      Employee Shares       every one dollar
butions         purchased, HP         the employee
                contributes one       contributes for
                additional share.     the first 1
                The Company Shares    percent, 2
                are subject to a      percent or 3
                two-year restriction  percent of the
                period.               employee's pay.
                                      $.50 for every
                                      dollar on the
                                      next 2 percent
                                      of the employee's
                                      pay.  No HP match
                                      above 5 percent
                                      of employee's
                                      pay.

Income Taxes    Income taxes are      Income taxes are
on Employee     withheld from         not withheld from
Contributions   contributions.        deferral amounts.
or Deferrals    Taxes are also
                withheld at the
                time of purchase
                at quarter end, if
                the valuation
                price is greater
                than the purchase
                price.

Withholding     Income taxes are      Income taxes are
Taxes on        withheld on Company   not withheld from
Company         Shares at the end of  company contribu-
Contributions   the restriction       tions.
                period.

Access to       Unrestricted shares   Leaving HP or
Funds           can be withdrawn      upon death; in-
                or sold at any time.  service with-
                To receive Company    drawals ($1,000
                Shares, employees     minimum) are
                must hold their       available at
                Employee Shares for   age 59 1/2; in-
                two years; or upon    service hardship
                retirement or death.  withdrawals are
                                      available upon
                                      meeting certain
                                      IRS requirements.

Loans From      Not allowed.          Allowed--$1,000
Account                               minimum.

Form of         HP stock or cash.     HP stock, cash,
Payout                                or a combination.

Stopping        If due to with-       Stays in trust,
Contributions   drawal from Stock     HP contributions
or Deferrals    Purchase Plan, re-    are made at the
During          funded and no         end of the
Quarter         company contribu-     quarter.
                tions.  If due to
                leave of absence,
                purchase and match
                will occur.

                         168